Ex-99(2)(k)(ii)



                      THE GABELLI DIVIDEND & INCOME TRUST
                _______________________________________________

                           AUCTION AGENCY AGREEMENT

                           dated as of May __, 2004

                                  Relating to

                   Series B Auction Market Preferred Shares

                                      of

                      THE GABELLI DIVIDEND & INCOME TRUST
                ______________________________________________

                             The Bank of New York,
                               as Auction Agent

                           AUCTION AGENCY AGREEMENT

         This Auction Agency Agreement (this "Agreement"), dated as of May __, 2004, is between The Gabelli Dividend & Income Trust (the "Trust") and The Bank of New York, a New York banking corporation, as Auction Agent (as defined below).

         The Trust proposes to issue an aggregate of [__] preferred shares, par value $0.001 per share, liquidation preference $25,000 per share, designated as Series B Auction Market Preferred Shares (the "Preferred Shares"), pursuant to the Statement of Preferences (as defined below).

         The Trust desires that the Auction Agent perform certain duties as agent in connection with each Auction (as defined below) (in such capacity, the "Auction Agent"), and as the transfer agent, registrar, dividend paying agent and redemption price disbursing agent with respect to the Preferred Shares (in such capacity, the "Paying Agent"), upon the terms and conditions of this Agreement, and the Trust hereby appoints The Bank of New York as said Auction Agent.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Trust and the Auction Agent agree as follows:

1. Definitions and Rules of Construction.

         1.1 Terms Defined By Reference to the Statement of Preferences.

         Capitalized terms not defined herein shall have the respective meanings specified in the Statement of Preferences.

         1.2 Terms Defined Herein.

         As used herein and in the Settlement Procedures, each of the following terms shall have the meaning ascribed to it below, unless the context otherwise requires:

         (a) "Agent Member" of any Person shall mean the member of, or participant in, the Securities Depository that will act on behalf of a Bidder.

         (b) "Agreement" shall mean this Agreement.

         (c) "Auction" shall have the meaning specified in Section 2.1 hereof.

         (d) "Auction Procedures" shall mean the auction procedures constituting Part II of the Statement of Preferences as of the filing thereof.

         (e) "Authorized Officer" of the Auction Agent shall mean each Vice President, Assistant Vice President and Assistant Treasurer of the Auction Agent assigned to the Dealing and Trading Group of its Corporate Trust Department and every other officer or employee of the Auction Agent designated as an "Authorized Officer" for purposes hereof in a written communication to the Trust.

         (f) "Broker-Dealer Agreement" shall mean each agreement between the Auction Agent and a Broker-Dealer substantially in the form attached hereto as Exhibit A.

         (g) "Preferred Shares" shall mean the preferred shares, par value $.001 per share, of the Trust designated as its "Series B Auction Market Preferred Shares" and bearing such further designation as to series as the Board of Trustees, as the case may be, of the Trust or any committee thereof shall specify.

         (h) "Rate Multiple" has the meaning provided in Section 2.6.

         (i) "Settlement Procedures" shall mean the Settlement Procedures attached hereto as Exhibit B.

         (j) "Statement of Preferences" shall mean the Statement of Preferences Creating and Fixing the Rights of the Series B Auction Market Preferred Stock.

         (k) "Trust Officer" shall mean the Chairman and Chief Executive Officer, the President, each Vice President (whether or not designated by a number or word or words added before or after the title "Vice President"), the Secretary, the Treasurer, each Assistant Vice President, each Assistant Secretary and each Assistant Treasurer of the Trust and every other officer or employee of the Trust designated as a "Trust Officer" for purposes hereof in a notice to the Auction Agent.

         1.3 Rules of Construction.

         Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of the Agreement:

         (a) Words importing the singular number shall include the plural number and vice versa.

         (b) The captions and headings herein are solely for convenience of reference and shall not constitute a part of the Agreement nor shall they affect its meaning, construction or effect.

         (c) The words "hereof", "herein", "hereto" and other words of similar import refer to the Agreement as a whole.

         (d) All references herein to a particular time of day shall be to New York City time.

2. The Auction.

         2.1 Purpose; Incorporation by Reference of Auction Procedures and Settlement Procedures.

         (a) The Board of Trustees of the Trust has adopted a resolution appointing The Bank of New York as Auction Agent for purposes of the Auction Procedures. The Auction Agent hereby accepts such appointment and agrees that, on each Auction Date, it shall follow the procedures set forth in this Section 2 and the Auction Procedures for the purpose of determining the Applicable Rate of the Preferred Shares for any Dividend Period after the initial Dividend Period. Each periodic operation of such procedures is hereinafter referred to as an "Auction."

         (b) All of the provisions contained in the Auction Procedures and the Settlement Procedures are incorporated herein by reference in their entirety and shall be deemed to be a part hereof to the same extent as if such provisions were fully set forth herein.

         2.2 Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

         (a) Not later than seven days prior to the first Auction Date for the Preferred Shares subject to an Auction, the Trust shall provide the Auction Agent with a list of the Broker-Dealers. Not later than seven days prior to any Auction Date for the Preferred Shares for which any change in such list of Broker-Dealers is to be effective, the Trust will notify the Auction Agent in writing of such change and, if any such change involves the addition of a Broker-Dealer to such list, shall cause to be delivered to the Auction Agent for execution by the Auction Agent a Broker-Dealer Agreement in the form of Exhibit A signed by such Broker-Dealer; provided, however, that if the Trust proposes to designate any Special Dividend Period of the Preferred Shares pursuant to Section 4 of Part I of the Statement of Preferences, not later than 11:00 A.M. on the Business Day immediately preceding the last Auction Date prior to the first day of such Dividend Period or by such later time or date, or both, as may be agreed to by the Auction Agent, the Trust shall provide the Auction Agent with a list of the Broker-Dealers for the Preferred Shares and a manually signed copy of each Broker-Dealer Agreement or a new Schedule A to a Broker-Dealer Agreement (which Schedule A shall replace and supersede any previous Schedule A to such Broker-Dealer Agreement) with each Broker-Dealer. The Auction Agent, as Agent of the Trust, shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction.

         (b) In the event that any Auction Date for the Preferred Shares shall be changed after the Auction Agent shall have given the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of such change to the Broker-Dealers not later than the earlier of 9:15 A.M. on the new Auction Date or 9:15 A.M. on the old Auction Date.

         (c) (i) The Auction Agent shall maintain a registry of Persons that are Broker-Dealers, compiled initially on the date hereof, and that hold Preferred Shares for purposes of Auctions. The Auction Agent shall indicate thereon the identity of the Broker-Dealer that submitted the most recent Order in any Auction which resulted in such Existing Holder continuing to hold or purchasing the Preferred Shares. The Auction Agent shall keep such registry current and accurate based on the information provided to it from time to time by the Broker-Dealer. The Trust shall provide or cause to be provided to the Auction Agent at or prior to the Date of Original Issue of the Preferred Shares a list of the initial Existing Holders of the Preferred Shares, the number of shares purchased by each such Existing Holder and the respective Broker-Dealer of each such Existing Holder or the affiliate thereof through which each such Existing Holder purchased such shares. The Auction Agent may rely upon, as conclusive evidence of the identities of the Existing Holders of Preferred Shares (A) such list, (B) a list of Holders as a result of Auctions,
(C) notices from any Broker-Dealer as described in the first sentence of
Section 2.2(c)(iii) hereof and (D) the results of any procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures.

                      (ii) In the event of any partial redemption of the Preferred Shares and the Auction Agent's receipt of written notice of such partial redemption thereof, the Auction Agent shall, at least two Business Days prior to the next Auction, request each Broker-Dealer to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should remain Existing Holders after such redemption based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of Preferred Shares such Broker-Dealer believes are owned by such Person after such redemption. In the absence of receiving any such information from any Broker-Dealer, the Auction Agent may continue to treat the Existing Holders listed in its registry as the beneficial owners of the number of Preferred Shares shown in such registry.

                      (iii) The Auction Agent shall be required to register a transfer of Preferred Shares from an Existing Holder of such Preferred Shares only if such transfer is to another Existing Holder, or other Person if permitted by the Trust, and only if such transfer is made (A) pursuant to an Auction, (B) the Auction Agent has been notified in writing (1) in a notice substantially in the form of Exhibit B to the Broker-Dealer Agreements by a Broker-Dealer of such transfer or (2) in a notice substantially in the form of Exhibit C to the Broker-Dealer Agreements by the Broker-Dealer of any Existing Holder, or other Person if permitted by the Trust, that purchased or sold such Preferred Shares in an Auction of the failure of such Preferred Shares to be transferred as a result of such Auction or (C) pursuant to procedures approved by the Trust that have been devised for the purpose of determining the identities of Existing Holders in situations where Preferred Shares may have been transferred without compliance with any restriction on the transfer thereof set forth in the Auction Procedures. The Auction Agent is not required to accept any such notice for an Auction unless it is received by the Auction Agent by 3:00 P.M. on the Business Day preceding such Auction.

         (d) The Auction Agent may, but shall have no obligation to, request the Broker-Dealers, as set forth in the Broker-Dealer Agreements, to provide the Auction Agent with a list of Persons who such Broker-Dealer believes should be Existing Holders based upon inquiries of those Persons such Broker-Dealer believes are Beneficial Owners as a result of the most recent Auction and with respect to each such Person, the number of Preferred Shares such Broker-Dealer believes to be owned by such Person. The Auction Agent shall keep confidential such registry of Existing Holders and shall not disclose the identities of the Existing Holders of such Preferred Shares to any Person other than the Trust and the Broker-Dealer that provided such information; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         2.3 Auction Schedule.

         The Auction Agent shall conduct Auctions in accordance with the schedule set forth below. Such schedule may be changed by the Auction Agent with the consent of the Trust, which consent shall not be unreasonably withheld. The Auction Agent shall give written notice of any such change to each Broker-Dealer. Such notice shall be given prior to the close of business on the Business Day immediately preceding the first Auction Date on which any such change shall be effective. The Auction Agent will follow the Bond Market Association's Market Practice U.S. Holiday Recommendations for shortened trading days for the bond markets (the "BMA Recommendation") unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date the Submission Deadline will be 11:30 a.m., instead of 1:30 p.m., and as a result the notice set forth in Section 2.4 will occur earlier.


Time                              Event
----                              -----

By 9:30 A.M.                      Auction Agent advises the Trust and
                                  Broker-Dealers of (i) the applicable Maximum
                                  Rate and (ii) when applicable, the Reference
                                  Rate, used in determining such Maximum Rate as set forth in Section 2.6 hereof.

9:30 A.M. - 1:30 P.M.             Auction Agent assembles information
                                  communicated to it by Broker-Dealers as
                                  provided in Sections 2(a) and 3 of the
                                  Auction Procedures. Submission Deadline is
                                  1:30 P.M.

Not earlier than 3:00 P.M.        Auction Agent makes determinations pursuant
                                  to Section 4(a) of the Auction Procedures.

By approximately 3:00 P.M.        Auction Agent advises Trust of results of
                                  Auction as provided in Section 4(b) of the Auction Procedures.

                                  Submitted Bids and Submitted Sell Orders are accepted and rejected in whole or in part and Preferred Shares allocated as provided in Section 5 of the Auction Procedures. Auction Agent gives notice of Auction results as set forth in paragraph (a) of the Settlement Procedures.

The Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures.

         2.4 Notice of Auction Results.

         The Auction Agent will advise each Broker-Dealer who submitted a Bid or Sell Order in an Auction whether such Bid or Sell Order was accepted or rejected in whole or in part and of the Applicable Rate for the next Dividend Period for the related Preferred Shares by telephone or through its auction processing system as set forth in paragraph (a) of the Settlement Procedures.

         2.5 Broker-Dealers.

         (a) No later than 12:00 noon on each Auction Date for Preferred Shares, the Trust shall pay to the Auction Agent an amount in cash equal to the aggregate fees payable to the Broker-Dealers pursuant to Section 2.8 of the Broker-Dealer Agreements. The Auction Agent shall apply such moneys as set forth in Section 2.8 of each such Broker-Dealer Agreement.

         (b) The Trust shall obtain the consent of the Auction Agent prior to selecting any Person to act as a Broker-Dealer, which consent shall not be unreasonably withheld.

         (c) The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Trust, provided that at least one Broker-Dealer Agreement would be in effect for the Preferred Shares after such termination.

         (d) Subject to the Auction Agent's having consented to the selection of the relevant Broker-Dealer pursuant to Section 2.5(b) hereof, the Auction Agent shall from time to time enter into such Broker-Dealer Agreements in the form attached hereto as Exhibit A with one or more Broker-Dealers as the Trust shall request, and shall enter into such schedules to any such Broker-Dealer Agreements as the Trust shall request.

         2.6 Information Concerning Rates.

         If there is any change in the credit rating of Preferred Shares by the rating agency (or substitute or successor rating agencies), referred to in the definition of "Maximum Rate," that results in any change in the applicable percentage of the Reference Rate or applicable spread over the Reference Rate, used to determine the Maximum Rate for Preferred Shares (the "Rate Multiple" and "Rate Spread," respectively), the Trust shall notify the Auction Agent in writing of such change in the Rate Multiple or Rate Spread prior to 12:00 noon on the Business Day prior to the next Auction Date succeeding such change. On the date hereof the Rate Multiple is 125%, and the Rate Spread is 125 basis points. If the Trust designates all or a portion of any dividend on Preferred Shares to consist of net capital gains or other income taxable for Federal income tax purposes, it will indicate, in a notice in the form of Exhibit G hereto to the Auction Agent pursuant to Section 2.6 hereof, the Rate Multiple or Rate Spread to be in effect for the Auction Date on which the dividend rate for such dividend is to be fixed. In determining the Maximum Rate on any Auction Date, the Auction Agent shall be entitled to rely on the last Rate Multiple or Rate Spread for Preferred Shares of which it has most recently received notice from the Trust (or, in the absence of such notice, the percentage determined by reference to the definition of Rate Multiple or Rate Spread), except that if the Trust shall have notified the Auction Agent of a Rate Multiple or Rate Spread to be in effect for an Auction Date in accordance with the preceding sentence, the Rate Multiple or Rate Spread in effect for the next succeeding Auction Date shall be, unless the Trust notifies the Auction Agent of a change in the Rate Multiple or Rate Spread for such succeeding Auction Date pursuant to this Section 2.6, the Rate Multiple or Rate Spread that was in effect on the first preceding Auction Date for Preferred Shares with respect to which the dividend, the rate for which was fixed on such Auction Date, did not include any net capital gain or other income taxable for Federal income tax purposes.

         On each Auction Date, the Auction Agent shall determine the Maximum Rate. Not later than 9:30 A.M. on each Auction Date the Auction Agent shall notify the Trust and the Broker-Dealers of the Maximum Rate and the LIBOR Rate and Treasury Index Rate, as the case may be, used to make such determination.

         2.7 Designation of Special Dividend Period.

         (a) No designation is necessary for a Standard Dividend Period, which shall last seven calendar days.

         (b) Pursuant to the Statement of Preferences, the Trust may, at its option, designate a Special Dividend Period for the Preferred Shares in the manner described in Section 4 of Part I of the Statement of Preferences.

                      (i) If the Board of Trustees proposes to designate any Dividend Period as a Special Dividend Period, (A) the Trust shall deliver to the Auction Agent a notice of such proposed Special Dividend Period in the form of Exhibit C hereto not less than seven Business Days (or two Business Days in the event the duration of the Dividend Period prior to the Special Dividend Period is less than eight Business Days) nor more than 30 Business Days prior to the first day of the Special Dividend Period and (B) the Auction Agent on behalf of the Trust shall deliver such notice by first-class mail, postage prepaid, to each Existing Holder of Preferred Shares at the address set forth for such Existing Holder in the records of the Auction Agent and to the Broker-Dealers as promptly as practicable after its receipt of such notice from the Trust.

                      (ii) If the Trust determines to designate such Dividend Period as a Special Dividend Period, (A) the Trust shall deliver to the Auction Agent a notice of such determination in the form of Exhibit D hereto not later than 3:00 P.M. on the second Business Day immediately preceding the first day of such proposed Special Dividend Period and (B) the Auction Agent shall deliver such notice to the Broker-Dealers promptly on such second Business Day.

                      (iii) If the Trust shall deliver to the Auction Agent a notice not later than 3:00 P.M. on the second Business Day immediately preceding the first day of such proposed Special Dividend Period stating that the Trust has determined not to exercise its option to designate such Dividend Period as a Special Dividend Period, in the form of Exhibit E hereto, or shall fail to timely deliver either such notice or a notice in the form of Exhibit D hereto, the Auction Agent shall deliver a notice in the form of Exhibit E hereto to the Broker-Dealers promptly on such second Business Day. If the Trust fails to deliver either such notice provided in this Section 2.7(b) hereof by 3:00 P.M., the Trust shall be deemed to have delivered a notice to the Auction Agent with respect to such Dividend Period to the effect set forth in this
         Section 2.7(b)(iii), thereby resulting in a Standard Dividend Period.

         Subject to Section 2.7(b) of this Agreement, such change in the length of any Dividend Period shall not occur if (1) an Auction for Preferred Shares shall not be held on such Auction Date for any reason or (2) an Auction for Preferred Shares shall be held on such Auction Date but Sufficient Clearing Bids for Preferred Shares shall not exist in such Auction.

         2.8 Default.

         In the event the Trust fails to deliver amounts to the Auction Agent in accordance with the Statement of Preferences, all amounts payable by the Trust with respect to such Default, or Default which has been cured, will be delivered to the Auction Agent as set forth in the Statement of Preferences.

         2.9 Ownership of Shares of Preferred Shares.

         Neither the Trust nor any affiliate of the Trust shall submit any Order in any Auction for Preferred Shares, except as set forth in the next sentence. Any Broker-Dealer that is an affiliate of the Trust may submit Orders in Auctions, but only if such Orders are not for its own account. For purposes of this Section 2.9, a Broker-Dealer shall not be deemed to be an affiliate of the Trust solely because one or more of the directors or executive officers of such Broker-Dealer or of any Person controlled by, in control of or under common control with such Broker-Dealer is also a trustee of the Trust. The Auction Agent shall have no duty or liability with respect to the enforcement or otherwise of this Section 2.9.

         2.10 Intentionally Omitted.

         2.11 Access to and Maintenance of Auction Records.

         The Auction Agent shall afford to the Trust, its agents, independent public accountants and counsel and the Broker-Dealers, access at reasonable times during normal business hours to review and make extracts or copies of all books, records, documents and other information concerning the conduct and results of Auctions (at no cost to the Auction Agent), provided that any such agent, accountant, counsel or Broker-Dealer shall furnish the Auction Agent with a letter from the Trust requesting that the Auction Agent afford such person access. The Auction Agent shall maintain records relating to any Auction for a period of six years after such Auction, and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder.

         3. The Auction Agent as Dividend and Redemption Price Disbursing
Agent.

         The Auction Agent, as dividend and redemption price disbursing agent, shall pay to the Holders of Preferred Shares (i) on each Dividend Payment Date, dividends on the Preferred Shares, (ii) on any date fixed for redemption of Preferred Shares, the Redemption Price of the Preferred Shares called for redemption and (iii) any late charge related to any payment of dividends or Redemption Price, in each case after receipt of the necessary funds from the Trust with which to pay such dividends, Redemption Price or late charge. The amount of dividends for any Dividend Period to be paid by the Auction Agent to the Holders of Preferred Shares will be determined by the Trust as set forth in Section 2 of Part I of the Statement of Preferences. The Redemption Price of any shares to be paid by the Auction Agent to the Holders will be determined by the Trust as set forth in Section 3 of Part I of the Statement of Preferences. The Trust shall notify the Auction Agent in writing of a decision to redeem Preferred Shares at least one Business Day prior to the date a notice of redemption is required to be mailed to the Holders of the shares to be redeemed by paragraph (b) of Section 3 of Part I of the Statement of Preferences and shall notify the Auction Agent in writing on or prior to the 10th day preceding a Mandatory Redemption Date. Such notice by the Trust to the Auction Agent shall contain the information required by paragraph (b) of Section 3 of Part I of the Statement of Preferences to be stated in the notice of redemption required to be mailed by the Trust to such Holders.

4. The Auction Agent as Transfer Agent and Registrar.

         4.1 Issue of Stock or Shares Certificates.

         Upon the Date of Original Issue of Preferred Shares, one or more certificates representing all of the Preferred Shares issued on such date shall be issued by the Trust and, at the request of the Trust, registered in the name of Cede & Co. and countersigned by the Auction Agent.

         4.2 Registration of Transfer of Shares.

         Preferred Shares shall be registered solely in the name of the Securities Depository or its nominee.

         4.3 Removal of Legend on Restricted Shares.

         All requests for removal of legends on Preferred Shares indicating restrictions on transfer shall be accompanied by an opinion of counsel stating that such legends may be removed and such shares freely transferred, such opinion to be delivered under cover of a letter from a Trust Officer authorizing the Auction Agent to remove the legend on the basis of said opinion.

         4.4 Lost Stock or Share Certificates.

         The Auction Agent shall issue and register replacement certificates for certificates represented to have been lost, stolen or destroyed upon the fulfillment of such requirements as shall be deemed appropriate by the Trust and the Auction Agent, subject at all times to provisions of law, the By-Laws of the Trust governing such matters and resolutions adopted by the Trust with respect to lost securities. The Auction Agent shall not have any liability for loss incurred by the Trust or by any other person as a result of the receipt or acceptance of fraudulent, forged or invalid certificates or securities (or certificates or securities which are otherwise not freely transferable or deliverable without encumbrance in any relevant market). The Auction Agent may issue new certificates in exchange for and upon the cancellation of mutilated certificates. Any request by the Trust to the Auction Agent to issue a replacement or new certificate pursuant to this Section 4.4 shall be deemed to be a representation and warranty by the Trust to the Auction Agent that such issuance will comply with such provisions of law and the By-Laws and resolutions of the Trust.

         4.5 Disposition of Cancelled Certificates; Record Retention.

         The Auction Agent shall retain all stock or share certificates which have been cancelled in transfer or exchange and all accompanying documentation in accordance with applicable rules and regulations of the Securities and Exchange Commission for two calendar years. The Trust shall also undertake to furnish to the Securities and Exchange Commission and to the Board of Governors of the Federal Reserve System, upon demand, at either the principal office or at any regional office, complete, correct and current hard copies of any and all such records.

         4.6 Stock or Record Books.

         For so long as the Auction Agent is acting as the transfer agent for Preferred Shares pursuant to this Agreement, it shall maintain a stock or record book containing a list of the Holders of the Preferred Shares. In case of any request or demand for the inspection of the stock or record books of the Trust or any other books in the possession of the Auction Agent, the Auction Agent will notify the Trust and secure instructions as to permitting or refusing such inspection; provided, however, the Auction Agent shall allow inspection of such books and records in its possession without the consent of the Trust by its lawyers, accountants, regulators, auditors and other parties the Auction Agent deems necessary in order to carry out the normal operation of its business. The Auction Agent reserves the right, however, to exhibit the stock or record books or other books to any Person if (a) it is ordered to do so by a court of competent jurisdiction or a regulatory body, judicial or quasi-judicial agency or authority having the authority to compel such disclosure, (b) it is advised by its counsel that its failure to do so would be unlawful or (c) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity or security satisfactory to it.

         4.7 Return of Funds.

         Any funds deposited with the Auction Agent hereunder by the Trust for any reason, including but not limited to redemption of Preferred Shares, that remain unpaid after ninety days shall be repaid to the Trust upon the written request of the Trust.

5.   Representations and Warranties.

         5.1 Representations and Warranties of the Trust

         The Trust represents and warrants to the Auction Agent that:

         (a) the Trust is duly organized and existing as a statutory trust in good standing under the laws of the State of Delaware and has full trust power or all requisite power to execute and deliver the Agreement and to authorize, create and issue the Preferred Shares, and the Preferred Shares when issued, will be duly authorized, validly issued, fully paid and nonassessable;

         (b) the Agreement has been duly and validly authorized, executed and delivered by the Trust and constitutes the legal, valid and binding obligation of the Trust;

         (c) the form of the certificate evidencing the Preferred Shares complies or will comply with all applicable laws of the State of its incorporation;

         (d) when issued, the Preferred Shares will have been duly registered under the Securities Act of 1933, as amended, and no further action by or before any governmental body or authority of the United States or of any state thereof is required in connection with the execution and delivery of this Agreement or will have been required in connection with the issuance of Preferred Shares;

         (e) the execution and delivery of this Agreement and the issuance and delivery of the Preferred Shares do not and will not conflict with, violate or result in a breach of, the terms, conditions or provisions of, or constitute a default under, the Agreement and Declaration of Trust (as amended) or the By-Laws of the Trust, any law or regulation, any order or decree of any court or public authority having jurisdiction, or any mortgage, indenture, contract, agreement or undertaking to which the Trust is a party or by which it is bound the effect of which conflict, violation, default or breach would be material to the Trust; and

         (f) no taxes are payable upon or in respect of the execution of this Agreement or the issuance of the Preferred Shares.

         5.2 Representations and Warranties of the Auction Agent.

         (a) The Auction Agent represents and warrants to the Trust that:

         (b) The Auction Agent is duly organized and is validly existing as a banking corporation in good standing under the laws of the State of New York and has the corporate power to enter into and perform its obligations under this Agreement; and

         (c) this Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding obligation of the Auction Agent, enforceable against the Auction Agent in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

6. The Auction Agent.

         6.1 Duties and Responsibilities.

         (a) The Auction Agent is acting solely as agent for the Trust hereunder and owes no fiduciary duties to any Person except if provided by this Agreement.

         (b) The Auction Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Auction Agent.

         (c) In the absence of gross negligence or willful misconduct on its part, the Auction Agent shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties under the Agreement. The Auction Agent shall not be liable for any error of judgment resulting from the use or reliance on a source of information used in good faith unless the Auction Agent shall have been grossly negligent in the determination, calculation or declaration thereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts.

         6.2 Rights of the Auction Agent.

         (a) The Auction Agent may conclusively rely and shall be fully protected in acting or refraining from acting upon any communication authorized hereby and upon any written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or document believed in good faith by it to be genuine. The Auction Agent shall not be liable for acting upon any telephone communication authorized hereby which the Auction Agent believes in good faith to have been given by the Trust or by a Broker-Dealer. The Auction Agent may record telephone communications with the Trust or with the Broker-Dealers or both.

         (b) The Auction Agent may consult with counsel of its choice and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

         (c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability in the performance of its duties hereunder.

         (d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care hereunder.

         (e) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation strikes, work stoppages, acts of war or terrorism, insurrection, revolution, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions or utilities, communications or computer (software and hardware) services, it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

         (f) The Auction Agent shall not be: (i) required to, and does not, make any representations or have any responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with indemnity satisfactory to the Auction Agent; and (iii) responsible for or liable in any respect on account of the identity, authority or rights of any Person (other than itself and its agents and attorneys) executing or delivering or purporting to execute or deliver any document under this Agreement or any Broker-Dealer Agreement.

         6.3 Compensation, Expenses and Indemnification.

         (a) The Trust shall pay the Auction Agent an annual fee as compensation for all services rendered by it under this Agreement and the Broker-Dealer Agreements as the Trust and the Auction Agent have agreed to from time to time.

         (b) The Trust shall reimburse the Auction Agent upon its request for all reasonable out-of-pocket expenses, disbursements and advances incurred or made by the Auction Agent in accordance with any provision of this Agreement and the Broker-Dealer Agreements (including the compensation and the reasonable expenses and disbursements of its agents and counsel), except any expense or disbursement attributable to its gross negligence or willful misconduct. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

         (c) To the extent, if any, that a court of competent jurisdiction would enforce such agreement as not contrary to law or public policy, the Trust hereby agrees to keep fully indemnified, on an after-tax basis, the Auction Agent (in its capacity as Auction Agent and, if applicable, in its capacity as transfer agent, registrar, dividend paying agent and redemption price disbursing agent and any other capacity contemplated by this Agreement) and its officers, directors, employees and agents for and hold them harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on their part, arising out of or in connection with this Agreement and any Broker-Dealer Agreements, including the costs and expenses of defending itself against any such claim or liability in connection with its exercise or performance of any of its rights or duties hereunder and thereunder (which costs and expenses include the costs and expenses of the enforcement of this provision).

         (d) The Auction Agent, in any of its various capacities, shall hold funds uninvested unless otherwise directed by the Trust. In the event the Trust directs the Auction Agent to invest funds in money market accounts or other investments agreed upon between the Auction Agent and the Trust, amounts of interest accrued to such invested funds will be returned to the Trust.

         6.4 Auction Agent's Disclaimer.

         The Auction Agent makes no representation as to the validity or adequacy of the Agreement, the Broker-Dealer Agreements or the Preferred Shares except that the Auction Agent hereby represents that this Agreement has been duly authorized, executed and delivered by the Auction Agent and constitutes a legal and binding obligation of the Auction Agent.

7. Miscellaneous.

         7.1 Term of Agreement.

         (a) The term of this Agreement is unlimited unless it shall be terminated as provided in this Section 7.1. The Trust may terminate this Agreement at any time by so notifying the Auction Agent, provided that the Trust has entered into an agreement in substantially the form of the Agreement with a successor Auction Agent. The Auction Agent may terminate this Agreement upon written notice to the Trust on the date specified in such notice, which date shall be no earlier than 30 days after the date of delivery of such notice.

         (b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trust and the Auction Agent under this Agreement with respect to the Preferred Shares shall cease upon termination of the Agreement. The Trust's representations, warranties, covenants and obligations to the Auction Agent under Sections 5 and 6.3 hereof shall survive the termination of the Agreement. Upon termination of this Agreement, the Auction Agent shall, at the Trust's request, promptly deliver to the Trust copies of all books and records maintained by it with respect to Preferred Shares in connection with its duties hereunder.

         7.2 Communications.

         Except for (a) communications authorized to be by telephone pursuant to this Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Trust,                    The Gabelli Dividend & Income Trust
                                    One Corporate Center
                                    Rye, New York 10580-1422
                                    Attention:  Bruce N. Alpert
                                    Telephone No.: 914-921-5158
                                    Facsimile No.: 914-921-5100

If to the Auction Agent,            The Bank of New York
                                    100 Church Street, 8th Floor
                                    New York, New York 10286
                                    Telephone No.: 212-437-6166
                                    Facsimile No.: 212-437-6155

         Each such notice, request or communication shall be effective when delivered at the address specified herein. Communications shall be given on behalf of the Trust by a Trust Officer and on behalf of the Auction Agent by telephone (confirmed by telecopy or in writing) by an Authorized Officer.

         7.3 Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to, and superseding any prior agreement between the parties relating to, the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof except for agreements relating to the compensation of the Auction Agent.

         7.4 Benefits.

         Nothing herein, express or implied, shall give to any Person, other than the Trust, the Auction Agent and their respective successors and assigns, any benefit of any legal or equitable right, remedy or claim hereunder.

         7.5 Amendment; Waiver.

         (a) This Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged.

         (b) Failure of either party hereto to exercise any right or remedy hereunder in the event of a breach hereof by the other party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

         7.6 Successors and Assigns.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of each of the Trust and the Auction Agent.

         7.7 Severability.

         If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court of competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

         7.8 Disclosure of Information.

         The Auction Agent agrees that it will not disclose or use any "non-public personal information" about the Trust's shareholders other than such uses or disclosures as are permitted by Regulation S-P under Section 504 of the Gramm Leach Biley Act ("Regulation S-P"). "Nonpublic personal information" about a shareholder shall mean: (a) personally identifiable financial information; (b) any list, description, or other grouping of consumers that is derived from using any personally identifiable information that is not publicly available; and (c) any other information that a customer or the Transfer Agent is prohibited from using or disclosing pursuant to Regulation S-P.

         7.9 Governing Law; Jurisdiction; and Waiver of Trial by Jury.

         This Agreement shall be governed by, and interpreted and construed in accordance with, the substantive law of the State of New York. The parties agree that all actions and proceedings arising out of this Agreement or any transactions contemplated hereby shall be brought in the State of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such State. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this agreement or the transaction contemplated hereby.

                                          THE GABELLI DIVIDEND & INCOME TRUST



                                          ________________________________
                                          By: Name:  Bruce N. Alpert
                                              Title: President

                                          THE BANK OF NEW YORK



                                          ________________________________
                                          By: Name:
                                              Title:














                          [Auction Agency Agreement]

                                                                EXHIBIT A

                                    FORM OF
                            BROKER-DEALER AGREEMENT

                                                                EXHIBIT B

                             SETTLEMENT PROCEDURES

         The following summary of Settlement Procedures sets forth the procedures expected to be followed in connection with the settlement of each Auction and will be incorporated by reference in the Auction Agency Agreement and each Broker-Dealer Agreement. Nothing contained in this Exhibit B constitutes a representation by the Trust that in each Auction each party referred to herein will actually perform the procedures described herein to be performed by such party.

         (a) By approximately 3:00 p.m., New York City time, on each Auction Date, the Auction Agent shall notify by telephone or through its auction processing system the Broker-Dealers that participated in the Auction held on such Auction Date and submitted an order on behalf of any Existing Holder or Potential Holder of:

               (i) the Applicable Rate fixed for the next succeeding Dividend Period;

               (ii) whether Sufficient Clearing Bids existed for the determination of the Applicable Rate;

               (iii) if such Broker-Dealer (a "Seller's Broker-Dealer") submitted a Bid or Sell Order on behalf of an Existing Holder, the number of shares, if any, of Preferred Shares to be sold by such Existing Holder;

               (iv) if such Broker-Dealer (a "Buyer's Broker-Dealer") submitted a Bid on behalf of a Potential Holder, the number of shares, if any, of Preferred Shares to be purchased by such Potential Holder;

               (v) if the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order exceeds the aggregate number of Preferred Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid, the name or names of one or more Buyer's Broker-Dealers (and the name of the Agent Member with the Securities Depository, if any, of each such Buyer's Broker-Dealer) acting for one or more purchasers of such excess number of Preferred Shares and the number of such shares to be purchased from one or more Existing Holders on whose behalf such Broker-Dealer acted by one or more Potential Holders on whose behalf each of such Buyer's Broker-Dealers acted;

               (vi) if the aggregate number of Preferred Shares to be purchased by all Potential Holders on whose behalf such Broker-Dealer submitted a Bid exceeds the aggregate number of Preferred Shares to be sold by all Existing Holders on whose behalf such Broker-Dealer submitted a Bid or a Sell Order, the name or names of one or more Seller's Broker Dealers (and the name of the Agent Member, if any, of each such Seller's Broker-Dealer) acting for one or more sellers of such excess number of Preferred Shares and the number of such shares to be sold to one or more Potential Holders on whose behalf such Broker-Dealer acted by one or more Existing Holders on whose behalf each of such Seller's Broker-Dealers acted; and

               (vii) the Auction Date of the next succeeding Auction with respect to the Preferred Shares.

         (b) On each Auction Date, each Broker-Dealer that submitted an Order on behalf of any Existing Holder or Potential Holder shall:

               (i) in the case of a Broker-Dealer that is a Buyer's Broker-Dealer, instruct each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, to instruct such Potential Holder's Agent Member to pay to such Broker-Dealer (or its Agent Member) through the Securities Depository the amount necessary to purchase the number of Preferred Shares to be purchased pursuant to such Bid against receipt of such shares and advise such Potential Holder of the Applicable Rate for the next succeeding Dividend Period;

               (ii) in the case of a Broker-Dealer that is a Seller's Broker-Dealer, instruct each Existing Holder on whose behalf such Broker-Dealer submitted a Sell Order that was accepted, in whole or in part, to instruct such Existing Holder's Agent Member to deliver to such Broker-Dealer (or its Agent Member) through the Securities Depository the number of Preferred Shares to be sold pursuant to such Order against payment therefor and advise any such Existing Holder that will continue to hold Preferred Shares of the Applicable Rate for the next succeeding Dividend Period;

               (iii) advise each Existing Holder on whose behalf such Broker-Dealer submitted a Hold Order of the Applicable Rate for the next succeeding Dividend Period;

               (iv) advise each Existing Holder on whose behalf such Broker-Dealer submitted an Order of the Auction Date for the next succeeding Auction; and

               (v) advise each Potential Holder on whose behalf such Broker-Dealer submitted a Bid that was accepted, in whole or in part, of the Auction Date for the next succeeding Auction.

         (c) On the basis of the information provided to it pursuant to (a) above, each Broker-Dealer that submitted a Bid or a Sell Order on behalf of a Potential Holder or an Existing Holder shall, in such manner and at such time or times as in its sole discretion it may determine, allocated any funds received by it pursuant to (b)(i) above and any Preferred Shares received by it pursuant to (b)(ii) above among the Potential Holders, if any, on whose behalf such Broker-Dealer submitted Bids, the Existing Holders, if any, on whose behalf such Broker-Dealer submitted Bids that were accepted or Sell Orders, and any Broker-Dealer or Broker-Dealers identified to it by the Auction Agent pursuant to (a)(v) or (a)(vi) above.

         (d) On each Auction Date:

               (i) each Potential Holder and Existing Holder shall instruct its Agent Member as provided in (b)(i) or (ii) above, as the case may be;

               (ii) each Seller's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to the Agent Member of the Existing Holder delivering shares to such Broker-Dealer pursuant to
         (b)(ii) above the amount necessary to purchase such shares against receipt of such shares, and (B) deliver such shares through the Securities Depository to a Buyer's Broker-Dealer (or its Agent Member) identified to such Seller's Broker-Dealer pursuant to (a)(v) above against payment therefor; and

               (iii) each Buyer's Broker-Dealer which is not an Agent Member of the Securities Depository shall instruct its Agent Member to (A) pay through the Securities Depository to a Seller's Broker-Dealer (or its Agent Member) identified pursuant to (a) (vi) above the amount necessary to purchase the shares to be purchased pursuant to (b) (i) above against receipt of such shares, and (B) deliver such shares through the Securities Depository to the Agent Member of the purchaser thereof against payment therefor.

         (e) On the day after the Auction Date:

               (i) each Bidder's Agent Member referred to in (d) (i) above shall instruct the Securities Depository to execute the transactions described under (b) (i) or (ii) above, and the Securities Depository shall execute such transactions;

               (ii) each Seller's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (ii) above, and the Securities Depository shall execute such transactions; and

               (iii) each Buyer's Broker-Dealer or its Agent Member shall instruct the Securities Depository to execute the transactions described in (d) (iii) above, and the Securities Depository shall execute such transactions.

         (f) If an Existing Holder selling Preferred Shares in an Auction fails to deliver such shares (by authorized book-entry), a Broker-Dealer may deliver to the Potential Holder on behalf of which it submitted a Bid that was accepted a number of whole Preferred Shares that is less than the number of shares that otherwise was to be purchased by such Potential Holder. In such event, the number of Preferred Shares to be so delivered shall be determined solely by such Broker-Dealer. Delivery of such lesser number of shares shall constitute good delivery. Notwithstanding the foregoing terms of this paragraph (f), any delivery or non-delivery of shares which shall represent any departure from the results of an Auction, as determined by the Auction Agent, shall be of no effect unless and until the Auction Agent shall have been notified of such delivery or non-delivery in accordance with the provisions of the Auction Agency Agreement and the Broker-Dealer Agreements.

                                                                  EXHIBIT C

                      THE GABELLI DIVIDEND & INCOME TRUST
                         NOTICE OF PROPOSED CHANGE OF
                         LENGTH OF DIVIDEND PERIOD OF
                   SERIES B AUCTION MARKET PREFERRED SHARES
                             ("Preferred Shares")

         The Gabelli Dividend & Income Trust (the "Trust") may exercise its option to designate the Dividend Period of its Preferred Shares commencing [the first day of the Special Dividend Period] as a Special Dividend Period.

         By 3:00 P.M., New York City time, on the second Business Day preceding the first day of such proposed Special Dividend Period, the Trust will notify ___________________ of either (a) its determination to exercise such option, designating the length of such Special Dividend Period or (b) its determination not to exercise such option.

                                         THE GABELLI DIVIDEND &
                                         INCOME TRUST


                                         ________________________________


Dated:  __________, 20__

                                                                   EXHIBIT D

                      THE GABELLI DIVIDEND & INCOME TRUST
                 NOTICE OF CHANGE OF LENGTH OF DIVIDEND PERIOD
                   SERIES B AUCTION MARKET PREFERRED SHARES
                             ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that Gabelli Dividend & Income Trust (the "Trust") has determined to designate the Dividend Period of its Preferred Shares commencing on [the first day of the Special Dividend Period] as a Special Dividend Period.

         Capitalized terms not defined herein shall have the respective meanings specified in the Statement of Preferences or Auction Agency Agreement, as the case may be.

         The Special Dividend Period will be __________ calendar days.

         The Auction Date for the Special Dividend Period is the Business Day immediately preceding the first day of such Special Dividend Period.

         As a result of the Special Dividend Period designation, the amount of dividends payable on Preferred Shares during the Special Dividend Period will be based on a 360-day year.

         The Special Dividend Period shall not commence if, among other things, (a) an Auction for Preferred Shares shall not be held on such Auction Date for any reason or (b) an Auction for Preferred Shares shall be held on such Auction Date but Sufficient Clearing Bids for such shares shall not exist in such Auction.

         The scheduled Dividend Payment Dates for the Preferred Shares during such Special Dividend Period will be _________________________.

         [Special Redemption Provisions, if any]

                                            THE GABELLI DIVIDEND &
                                             INCOME TRUST


                                            ________________________________

Dated:  __________, 20__

                                                                 EXHIBIT E


                      THE GABELLI DIVIDEND & INCOME TRUST
                     NOTICE OF DETERMINATION NOT TO CHANGE
                         LENGTH OF DIVIDEND PERIOD OF
                   SERIES B AUCTION MARKET PREFERRED SHARES
                             ("Preferred Shares")

                  NOTICE IS HEREBY GIVEN that The Gabelli Dividend & Income Trust (the "Trust") has determined not to exercise its option to designate a Special Dividend Period of its Preferred Shares and the next succeeding Dividend Period will be a Standard Dividend Period of seven calendar days.

                                             THE GABELLI DIVIDEND &
                                             INCOME TRUST


                                             ______________________________



Dated:  __________, 20___

                                                                  EXHIBIT F

                      THE GABELLI DIVIDEND & INCOME TRUST
                         NOTICE OF CURE OF DEFAULT ON
                    SERIES B AUCTION MARKET PREFERRED STOCK
                             ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that The Gabelli Dividend & Income Trust (the "Trust") has cured its Default and paid the applicable late charge with respect to its Preferred Shares. The next Auction Date for the Preferred Shares is scheduled to be on _________________, 20___.

                                                 THE GABELLI DIVIDEND &
                                                 INCOME TRUST


                                                 ______________________________


Dated:  __________, 20___

                                                                 EXHIBIT G

                      THE GABELLI DIVIDEND & INCOME TRUST
                                   NOTICE OF
              [CAPITAL GAINS] [AND] [TAXABLE ORDINARY INCOME](1)
                                 DIVIDEND FOR
                    SERIES B AUCTION MARKET PREFERRED STOCK
                             ("Preferred Shares")

         NOTICE IS HEREBY GIVEN that the amount of the dividend payable on ________________, 20____ for The Gabelli Dividend & Income Trust's Preferred Shares will be determined by the Auction to be held on _______________, 20___. Up to [$ A ](2) [$ B ](3) per share of the dividend payable on such date as determined by such Auction will consist of [capital gains](2) [ordinary income taxable for Federal income tax purposes](3). If the dividend amount payable on such date as determined by such Auction is less than [$ A ](2) [$ B ](3) per share, the entire amount of the dividend will consist of [capital gains](2) [ordinary income taxable for Federal income tax purposes](3). [To the extent such dividend amount exceeds [$ A ] per share, any excess up to [$ B ] per share will consist of ordinary income taxable for Federal income tax purposes.](4) Accordingly, the aforementioned composition of the dividend payable on _______________, 20___ should be considered in determining Orders to be submitted with respect to the Auction to be held on ________________, 20__. The [Rate Multiple/Rate Spread] in effect for such Auction will be ____%.

                                           THE GABELLI DIVIDEND &
                                           INCOME TRUST


_________________________________


         (1) Include language with respect to capital gains, taxable ordinary income or both, depending on the character of the designation to be made with respect to the dividend(s).

         (2) Include bracketed material if a portion of the dividend will be designated capital gains.

         (3) Include bracketed material if a portion of the dividend will be designated ordinary income taxable for Federal income tax purposes and no portion of the dividend will be designated capital gains.

         (4) Include bracketed material if a portion of the dividend will be designated capital gains and a portion will be designated ordinary income taxable for Federal income tax purposes.

A = the maximum amount of capital gains allocated to the Preferred Shares to be included in such dividend, divided by the number of Preferred Shares.

B = the maximum amount of ordinary income taxable for Federal income tax purposes allocated to the Preferred Shares to be included in such dividend, divided by the number of preferred shares.